Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2018, relating to the financial statements and financial highlights of Heartland Group, Inc. comprising Heartland Select Value Fund, Heartland Mid Cap Value Fund, Heartland Value Plus Fund, Heartland Value Fund, and Heartland International Value Fund, for the year ended December 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policy Regarding Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

April 27, 2018